EXHIBIT 5.1
OPINION OF COUNSEL
April 6, 2007
Ultra Clean Holdings, Inc.
150 Independence Drive
Menlo Park, CA 94025
Ladies and Gentlemen:
     We have acted as counsel to Ultra Clean Holdings, Inc., a Delaware corporation (the "Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 370,228 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Ultra Clean, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or advisable for the purposes of this opinion.
     On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell